Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com
L-1 Identity Solutions Stockholders Vote to Approve the Merger with Safran SA
STAMFORD, CT. — February 3, 2011 — L-1 Identity Solutions, Inc. (NYSE:ID), a leading provider of identity solutions and services, today announced that its stockholders have approved the previously announced merger transaction with Safran SA. The L-1 shareholder approval of the transaction was one of the conditions to completing the Safran merger. Having received L-1 shareholder approval and notification from the Federal Trade Commission that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the merger has terminated, completion of the merger remains subject to approval by the Committee on Foreign Investment in the United States (CFIUS), completion of the previously announced sale of the L-1 intelligence services businesses to BAE Systems Information Solutions Inc. (BAE Systems) and the satisfaction or waiver of other customary conditions.
Approval of the proposal to adopt the previously announced Agreement and Plan of Merger dated September 19, 2010 with Safran SA, and the acquisition via merger of L-1 by Safran contemplated thereby, required the affirmative vote of the holders of a majority of the outstanding shares of L-1’s common stock. Approximately 99 percent of the shares voting at today’s special meeting of stockholders voted in favor of the proposal, which represented approximately 70 percent of the total outstanding shares of L-1 common stock as of December 27, 2010 (the record date for the special meeting).
Under the terms of the Merger Agreement, L-1 stockholders will be entitled to receive $12.00 per share in cash upon closing of the Safran merger, for an aggregate enterprise value of approximately $1.6 billion, inclusive of outstanding debt.
L-1 continues to expect the Safran merger to close during the first quarter of 2011, subject to the timing of the CFIUS process in respect of the Safran merger and completion of the BAE Systems transaction, and assuming satisfaction or waiver of all other applicable conditions. L-1 continues to expect the BAE Systems transaction to close during the first quarter of 2011, subject to the receipt of confirmation of a planned contract novation from a U.S. government customer and assuming satisfaction or waiver of all other applicable conditions.
About L-1 Identity Solutions
L-1 Identity Solutions, Inc. (NYSE: ID) protects and secures personal identities and assets. Its divisions include Biometrics / Enterprise Access and Secure Credentialing solutions, as well as Enrollment and Government Consulting services. With the trust and confidence in individual identities provided by L-1, international governments, federal and state agencies, law enforcement and commercial businesses can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions has more than 2,200 employees worldwide and is headquartered in Stamford, CT. For more information, visit www.L1ID.com.
Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views based on management’s beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of customer funding for L-1 products and solutions, general economic and political conditions, the timing of consummating the previously announced proposed transactions with BAE Systems and Safran, the risk that a condition to closing such transactions may not be satisfied or waived, the risk that a regulatory approval that may be required for such transactions is not obtained or is obtained subject to conditions that are not anticipated, the ability of the Company to successfully refinance or amend its credit agreement on a timely basis if required, and additional risks and uncertainties described in the Securities and Exchange Commission filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2009 its Form 10-Q for the quarter ended September 30, 2010 and the Form 8-K filed on November 17, 2010. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.
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